Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of El Paso Pipeline Partners, L.P. of our report dated February 25, 2008 relating to the financial statements of Citrus Corp. and Subsidiaries at December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 (not separately presented), which appears in El Paso Pipeline Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2009.
/s/PricewaterhouseCoopers LLP
Houston, Texas
March 23, 2010